Exhibit 11.1
                                                               ------------

                    SLADE'S FERRY BANCORP. AND SUBSIDIARY
                         QUARTERLY DATA (UNAUDITED)


                                                    March 31,
                                        ---------------------------------
                                               2006           2005
                                        ---------------------------------
                                        (In thousands, except share data)

Net Income                                  $      907     $    1,100
                                            ==========     ==========
Average common shares outstanding            4,149,686      4,076,707
                                            ==========     ==========
Basic earnings per share                    $     0.22     $     0.27
                                            ==========     ==========

Average common shares outstanding            4,149,686      4,076,707
Net effect of dilutive stock options            10,342         36,549
                                            ----------     ----------
Adjusted common shares outstanding           4,160,028      4,113,256
                                            ----------     ----------
Diluted earnings per share                  $     0.22     $     0.27
                                            ==========     ==========


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